United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 29, 2019

Date of Report (Date of earliest event reported)

Health Sciences Acquisitions Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38906	83-2771572
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

412 West 15th Street, Floor 9 New York, NY	10011
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 343-9280

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Common Stock, $0.0001 par value, and one Warrant entitling the holder to receive one half share of Common Stock	HSACU	The Nasdaq Stock Market LLC
Shares of Common Stock, $0.0001 par value, included as part of the Units	HSAC	The Nasdaq Stock Market LLC
Warrants included as part of the Units	HSACW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

IMPORTANT NOTICES

Participants in the Solicitation

Immunovant Sciences Ltd. (“Immunovant”), Health Sciences Acquisitions Corporation (“HSAC”), and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of shares of HSAC common stock in respect of the proposed transaction described herein. Information about HSAC’s directors and executive officers and their ownership of HSAC common stock is set forth in HSAC’s Prospectus dated May 9, 2019 (the “Prospectus”) filed with the Securities and Exchange Commission (the “SEC”), as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed transaction when it becomes available. These documents can be obtained free of charge from the sources indicated below.

Additional Information and Where To Find It

In connection with the transaction described herein, HSAC will file relevant materials with the SEC, including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, HSAC will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND SECURITY HOLDERS OF HSAC ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT HSAC WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HSAC, IMMUNOVANT AND THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by HSAC with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or by writing to Health Sciences Acquisitions Corporation, 412 West 15th Street, Floor 9, New York, NY 10011.

Forward-Looking Statements

This Current Report on Form 8-K and the documents incorporated by reference herein (this “Current Report”) contain certain “forward-looking statements” within the meaning of “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “believe,” “expect,” “will,” “shall,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” “forecast,” “intend,” “plan,” “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Examples of forward-looking statements include, among others, statements made in this Current Report regarding the proposed transactions contemplated by the share exchange agreement (the “Share Exchange Agreement”) among HSAC, Immunovant, Roivant Sciences Ltd., and the stockholders of HSAC (the “Business Combination”), including the anticipated initial enterprise value and post-closing equity value, the benefits of the Business Combination, integration plans, expected synergies and revenue opportunities, anticipated future financial and operating performance and results, including estimates for growth, the expected management and governance of the combined company, and the expected timing of the Business Combination. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on HSAC and Immunovant managements’ current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results and outcomes to differ materially from those indicated in the forward-looking statements include, among others, the following: (1) the occurrence of any event that could give rise to the termination of the Share Exchange Agreement; (2) the outcome of any legal proceedings that may be instituted against HSAC, the combined company, or others following the announcement of the Business Combination and the Share Exchange Agreement; (3) the inability to complete the Business Combination due to the failure to obtain approval of HSAC’s stockholders or to satisfy other conditions to closing in the Share Exchange Agreement; (4) changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws; (5) the ability to meet the Nasdaq Stock Market LLC (“Nasdaq”) listing standards following the consummation of the Business Combination; (6) the risk that the Business Combination disrupts current plans and operations of Immunovant as a result of the announcement and consummation of the Business Combination; (7) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with third parties and partners, obtain adequate supply of raw materials and retain its management and key employees; (8) costs related to the Business Combination; (9) changes in applicable laws or regulations; (10) the possibility that Immunovant or the combined company may be adversely affected by other economic, business, regulatory, and/or competitive factors; (11) Immunovant’s estimates of expenses; (12) the impact of foreign currency exchange rates and interest rates fluctuations on the results of Immunovant or the combined company; and (13) other risks and uncertainties indicated in the proxy statement of HSAC to be filed by HSAC with the SEC in connection with the Business Combination, including those under “Risk Factors” therein, and other documents filed or to be filed from time to time with the SEC by HSAC.

A further list and description of risks and uncertainties can be found in HSAC’s Prospectus dated May 9, 2019 filed with the SEC and in the proxy statement on Schedule 14A that will be filed with the SEC by HSAC in connection with the proposed transaction, and other documents that the parties may file or furnish with the SEC, which you are encouraged to read. Any forward-looking statement made by us in this Current Report is based only on information currently available to HSAC and Immunovant and speaks only as of the date on which it is made. HSAC and Immunovant undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Item 1.01. Entry Into a Material Definitive Agreement

On September 29, 2019, Health Sciences Acquisitions Corporation (“HSAC”) entered into a share exchange agreement (the “Share Exchange Agreement”) with Immunovant Sciences Ltd. (“Immunovant”), a biopharmaceutical company focused on enabling normal lives for patients with autoimmune diseases, and shareholders of Immunovant, including Roivant Sciences Ltd. (“Roivant”).

Acquisition of Immunovant; Acquisition Consideration

Upon the closing of the transactions contemplated in the Share Exchange Agreement (the “Closing”), HSAC will acquire all of the issued and outstanding shares of Immunovant, and Immunovant will become a wholly owned subsidiary of HSAC (the “Business Combination”). Upon the Closing, HSAC will change its name to “Immunovant, Inc.”

As a result of the Business Combination, an aggregate of approximately 43,000,000 shares of HSAC common stock will be issued (or reserved for issuance pursuant to currently exercisable options (on a treasury stock method basis)) and 10,000 shares of Series A preferred stock of HSAC to be issued to Roivant) in respect of shares of Immunovant capital stock and exercisable options (on a treasury stock method basis) that are issued and outstanding as of immediately prior to the Closing, subject to pre-closing adjustment for certain indebtedness of Immunovant (other than indebtedness convertible into Immunovant capital stock).

On the closing date of the Business Combination, each option to purchase Immunovant’s common shares (each, a “Company Option”) that is outstanding under Immunovant’s equity incentive plan immediately prior to the Closing, and each option or restricted stock units, whether vested or unvested, will, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by HSAC and converted into an option to purchase shares of HSAC common stock (each, a “Converted Option”), subject to pre-closing adjustment for certain indebtedness of Immunovant (other than indebtedness convertible into Immunovant’s common shares). Each Converted Option shall continue to have and be subject to the same terms and conditions as were applicable to such Company Option immediately before the Closing (including expiration date, vesting conditions, and exercise provisions).

Immediately after the Closing, the combined company’s board of directors will consist of seven directors, with six directors identified by Roivant and one director identified by HSAC.

The holder(s) of a majority of outstanding shares of Series A Preferred Stock will be entitled to elect: (i) four directors (the “Series A Preferred Directors”), as long as the holder(s) of Series A Preferred Stock hold 50% or more of the voting power of all then-outstanding shares of capital stock of the combined company entitled to vote generally at an election of directors, (ii) three Series A Preferred Directors, as long as the holder(s) of Series A Preferred Stock hold 40% or more but less than 50% of the voting power of all then-outstanding shares of capital stock of the combined company entitled to vote generally at an election of directors, and (iii) two Series A Preferred Directors, as long as the holder(s) of Series A Preferred Stock hold 25% or more but less than 40% of the voting power of all then-outstanding shares of capital stock of the combined company entitled to vote generally at an election of directors;

Earnout Shares

Pursuant to the Share Exchange Agreement, HSAC agreed to issue Immunovant shareholders the following number of additional earnout shares in the aggregate subject to the achievement of the conditions specified below (each, a “Milestone”):

a.	Following the Closing, if the daily volume-weighted average price of a share of HSAC common stock in any 20 trading days within a 30-trading day period prior to March 31, 2023 is greater than or equal to $17.50 per share, then HSAC shall issue 10,000,000 shares of HSAC common stock to Immunovant shareholders.

b.	Following the Closing, if the daily volume-weighted average price of a share of HSAC common stock in any 20 trading days within a 30-trading day period prior to March 31, 2025 is greater than or equal to $31.50 per share, then HSAC shall issue 10,000,000 shares of HSAC common stock Immunovant shareholders.

In the event that after Closing and prior to March 31, 2025 there is an Acceleration Event (as defined in the Share Exchange Agreement), then any earnout shares that have not been previously issued by HSAC (whether or not previously earned) shall be deemed earned and due by HSAC to the Immunovant shareholders, unless in a change of control, the value of the consideration to be received in exchange for a share of HSAC common stock is lower than the applicable Milestone share price thresholds described above.

HSAC Stockholder Approval

Prior to the Closing, the holders of (i) a majority of the issued and outstanding shares of HSAC common stock must approve HSAC’s charter amendment and (ii) a majority of the issued and outstanding shares of HSAC common stock present in person or by proxy and entitled to vote at the HSAC special meeting must approve the Business Combination and the 2019 HSAC Equity Incentive Plan and the issuance of more than 20% of the issued and outstanding shares of HSAC common stock pursuant to the Share Exchange Agreement, pursuant to Nasdaq requirements (collectively, the “Stockholder Approval”).

In addition, HSAC must prepare and file with the SEC a Proxy Statement on Schedule 14A (the “Proxy Statement”) that will be mailed to all stockholders entitled to vote at the HSAC special meeting. HSAC must call a special meeting of its common stockholders as promptly as reasonably practicable following the filing of the definitive Proxy Statement.

Representations and Warranties and Covenants

The Share Exchange Agreement contains customary representations, warranties and covenants made by the each party, including covenants relating to obtaining the requisite Stockholder Approval, indemnification of directors and officers, limitations on the solicitation of alternative proposals and change of board recommendations, and HSAC’s and Immunovant’s conduct of their respective businesses between the date of signing of the Share Exchange Agreement and the Closing (or the termination of the Share Exchange Agreement). In addition, between the date of the signing of the Share Exchange Agreement and the Closing (or the termination of the Share Exchange Agreement), neither Immunovant nor HSAC is allowed to enter into a financing transaction or any agreement relating to the sale of such party’s assets or equity securities, or a merger or change of control agreement with respect to such party or its assets, without the prior written consent of the other party, other than certain Immunovant permitted financings and licensing by Immunovant in the ordinary course of business.

The representation and warranties contained in the Share Exchange Agreement will not survive the Closing, other than for the sole purpose of recovery under the representation and warranty insurance policy further described below.

Conditions to Closing

General Conditions

The obligation of HSAC and Immunovant to consummate the Business Combination is conditioned on, among other things: (a) the absence of any law, order, stay, judgment or decree by any government agency restraining or prohibiting or imposing any condition on the closing of the Business Combination; (b) the absence of any action brought by a governmental agency seeking to enjoin or otherwise restrict the consummation of the Business Combination; (c) expiration of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder; and (d) payment of the transaction expenses of each of HSAC and Immunovant.

HSAC’s Additional Conditions to Closing

In addition, the obligation of HSAC to consummate the Business Combination is conditioned upon, among other things: (a) Immunovant’s performance its obligations under the Share Exchange Agreement in all material respects; (b) accuracy of the representations and warranties of Immunovant subject to material adverse effect qualification; (c) absence of a material adverse effective on Immunovant that is continuing; (d) HSAC’s receipt of any updated schedules from Immunovant; and (e) the effectiveness of the representation and warranties insurance policy pursuant to its terms.

Immunovant’s Additional Conditions to Closing

In addition, the obligation of Immunovant to consummate the Business Combination is conditioned upon, among other things: (a) HSAC’s performance of its obligations under the Share Exchange Agreement in all material respects and the accuracy of the representations and warranties of HSAC; (b) forfeiture and cancellation of HSAC’s private warrants; (c) a minimum of $65 million cash on HSAC’s balance sheet after any redemption of shares of HSAC common stock; (d) receipt of a letter from Nasdaq indicating that the combined company and the transaction securities have been approved for listing; (e) appointment of the post-Closing board of directors; (f) amendment of the certificate of incorporation of HSAC; and (g) the Stockholder Approval.

Representation and Warranty Insurance Policy

In conjunction with entering into the Share Exchange Agreement, HSAC entered into a binder agreement for a representation and warranty insurance policy concurrently with executing the Share Exchange Agreement. The insurance policy was bound by Indian Harbor Insurance Company, with a policy limit of no less than $10 million and a retention amount no greater than approximately $900,000.

Termination

The Share Exchange Agreement may be terminated at any time prior to the closing by:

●	HSAC or Immunovant, if the closing has not occurred on or prior to January 31, 2020 (the “Outside Closing Date”); provided, however, that a party shall not be permitted to provide notice of termination if the failure of the closing to occur prior to the Outside Closing Date is attributable to the failure on the part of such party to perform in any material respect any covenant or obligation in the Share Exchange Agreement required to be performed by such party;
●	HSAC or Immunovant, in the event an governmental authority shall have issued an order, having the effect of permanently restraining, enjoining or otherwise prohibiting the Business Combination, which order is final and non-appealable; provided, however, that a party shall not be permitted to so terminate if such event is attributable to the failure on the part of such party to perform in any material respect any covenant or obligation in the Share Exchange Agreement required to be performed by such party;
●	HSAC or Immunovant, in the event that HSAC fails to receive the Stockholder Approval at the HSAC stockholder meeting (subject to any adjournment or recess of such special meeting); provided that HSAC shall not be permitted to terminate if the failure to obtain such Stockholder Approval is proximately caused by any action or failure to act of HSAC that constitutes a breach of the Share Exchange Agreement;
●	the mutual written agreement of Immunovant and HSAC;
●	HSAC, if: (i) Immunovant shall have breached any representation, warranty, agreement or covenant contained in the Share Exchange Agreement to be performed on or prior to the Outside Closing Date, which has rendered the satisfaction of any of the applicable closing conditions impossible; and (ii) such breach shall not be cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Immunovant of a written notice from HSAC describing in reasonable detail the nature of such breach, except HSAC will not be allowed to so terminate if it is then in material breach of any representation, warranty, agreement or covenant;

●	Immunovant, if: (i) HSAC shall have breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Outside Closing Date, which has rendered the satisfaction of any of the applicable closing conditions impossible; and (ii) such breach shall not be cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by HSAC of a written notice from Immunovant describing in reasonable detail the nature of such breach, except Immunovant will not be allowed to so terminate if it is then in material breach of any representation, warranty, agreement or covenant; or

●	Immunovant or HSAC, if a Triggering Event with respect to the other party shall have occurred. A “Triggering Event” shall include (i) a change of board recommendation, (ii) HSAC failing to convene or hold the HSAC stockholder meeting, (iii) breach of the non-solicitation clause; and (iv) failure of the HSAC board of directors to reaffirm the its recommendation under certain circumstances.

The foregoing summary of the Share Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the actual Share Exchange Agreement, which is filed as Exhibit 2.1 hereto, and which is incorporated by reference into this Current Report. Terms used herein as defined terms and not otherwise defined herein shall have the meanings ascribed to them in the Share Exchange Agreement.

The Share Exchange Agreement has been included to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about HSAC, Immunovant or any other parties thereto. The Share Exchange Agreement contains representations and warranties that the parties thereto made to, and solely for the benefit of, each other. The assertions embodied in such representations and warranties are qualified by information contained in the confidential disclosure schedules that each may have delivered to the other party in connection with signing the Share Exchange Agreement. Accordingly, investors and stockholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Share Exchange Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Share Exchange Agreement, which subsequent information may or may not be fully reflected in HSAC’s public disclosures.

Additional Agreements

In addition to the Share Exchange Agreement:

1.	HSAC and its sponsor, Health Sciences Holdings, LLC (“Sponsor”) entered into a Sponsor Restricted Stock Agreement pursuant to which concurrently with the Closing, the Sponsor will (a) forfeit a number of shares of HSAC common stock equal to: (A) 1,800,000, multiplied by (B) (i) the number of shares of HSAC common stock validly redeemed by holders thereof in connection with the Business Combination as reflected in the records of HSAC’s transfer agent, divided by (ii) 11,500,000 (such number of shares, the “Canceled Shares”), and (b) subject a number of shares of HSAC common stock equal to 1,800,000 minus the Canceled Shares (the “Sponsor Earnout Shares”) to potential forfeiture in the event that the Milestones are not achieved. In the event of an Acceleration Event (as defined in the Share Exchange Agreement), all of the Sponsor Earnout Shares shall vest and no longer be subject to forfeiture, unless in a change of control, the value of the consideration to be received in exchange for a share of HSAC common stock is lower than the applicable Milestone share price thresholds described above. Any Sponsor Earnout Shares that have not vested on or prior to March 31, 2025 will be forfeited by the Sponsor after such date.

2.	Each Immunovant shareholder has entered into a Lock-up Agreement with HSAC, in substantially the form attached to the Share Exchange Agreement, with respect to shares of HSAC common stock (or any securities convertible into, or exchangeable for, or representing the rights to receive shares of HSAC common stock) to be received by it in the Business Combination or during the Lock-up Period (as defined below) (such shares, the “Lockup Shares”). In such Lock-up Agreement, each Immunovant shareholder has agreed that during the Lock-up Period, it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Lock-up Shares), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of Lock-up Shares, whether any of these transactions are to be settled by delivery of any Lock-up Shares, in cash or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any short sales with respect to any security of HSAC.

The “Lock-up Period” means: (i) with respect to 50% of the Lock-up Shares, the shorter of (A) the period commencing on the date of Closing and ending on the date that is six months thereafter; and (B) the period commencing on the date of Closing and ending on the date on which the last reported closing price of the HSAC Shares on the Nasdaq (or such other exchange on which the HSAC Shares are then listed) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days during any 30 trading day period thereafter; and (ii) with respect to the remaining 50% of the Lock-up Shares, the period commencing on the date of Closing and ending on the date that is six months thereafter. In addition, if within six months after the date of Closing , there is a Change of Control (as defined in the Share Exchange Agreement), then upon the consummation of such Change of Control, all Lock-up Shares shall be released from the foregoing restrictions.

3.	HSAC and Immunovant stockholders and the Sponsor have entered into an amended and restated registration rights agreement, in substantially the form attached to the Share Exchange Agreement (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Immunovant shareholders and the Sponsor hold registration rights that obligate HSAC to register for resale under the Securities Act, all or any portion of the HSAC Shares issued under the Share Exchange Agreement, including any Earnout Payments, as well as HSAC Shares held by the Sponsor or issuable upon the exercise of warrants held by the Sponsor. Each of the Sponsor and Roivant, as well as the stockholders holding a majority-in-interest of all such registrable securities will be entitled to make a written demand for registration under the Securities Act of all or part of their registrable securities, so long as such shares are not then restricted under the Lock-Up Agreement. Subject to certain exceptions, if any time after the Closing, the combined company proposes to file a registration statement under the Securities Act with respect to its securities, under the Registration Rights Agreement, the combined company after the Business Combination shall give notice to the Immunovant shareholders and the Sponsor as to the proposed filing and offer such stockholders an opportunity to register the sale of such number of their registrable securities as they request in writing. In addition, subject to certain exceptions, such stockholders are entitled under the Registration Rights Agreement to request in writing that HSAC register the resale of any or all of their registrable securities on Form S-3 and any similar short-form registration statement that may be available at such time.

Except as described above, no consideration was paid by HSAC in connection with the agreements described above.

In addition:

1.       HSAC entered into voting agreements with holders of 4,547,000 shares of HSAC common stock pursuant to which such stockholders, including but not limited to the RTW Investments, LP, Adage Capital Management, Cormorant Asset Management, Eventide Asset Management, LLC, and Perceptive Advisors, agreed to vote in favor of the transactions contemplated by the Share Exchange Agreement and to not redeem or sell their shares.

2.       HSAC entered into agreements with other investors that agreed to purchase up to 2,374,400 shares of HSAC common stock at HSAC’s request and not to redeem such shares of HSAC common stock in connection with the closing of the Business Combination.

Item 3.02. Unregistered Sales of Equity Securities

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein. The securities of HSAC to be issued in connection with the Business Combination and additional agreements will not be registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act.

Item 7.01. Regulation FD Disclosure

Attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated into this Item 7.01 by reference is a copy of the press release issued October 2, 2019 announcing the proposed transaction.

Attached as Exhibit 99.2 to this Current Report on Form 8-K and incorporated into this Item 7.01 by reference is the investor presentation dated October 2, 2019 that will be used by HSAC in making presentations to certain existing and potential stockholders of HSAC with respect to the proposed transaction.

Exhibits 99.1 and 99.2 are being furnished pursuant to Item 7.01 and shall not be deemed to be filed for purposes of Section 18 of the Exchange Act or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act or the Exchange Act.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

2.1*	Share Exchange Agreement, dated as of September 29, 2019, by and among Immunovant Sciences Ltd., the stockholders of Immunovant Sciences Ltd., Roivant Sciences Ltd., and Health Sciences Acquisitions Corporation.
99.1**	Press Release dated October 2, 2019
99.2**	Investor Presentation dated October 2, 2019

*Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

**Furnished but not filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated October 2, 2019

HEALTH SCIENCES ACQUISITIONS CORPORATION
By:	/s/ Roderick Wong
Name:	Roderick Wong, MD
Title:	Chief Executive Officer